Exhibit 10.5

INTERACTIVE STRENGTH INC.

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (this “Plan”) is adopted by Interactive Strength Inc., a Delaware corporation (the “Company”), effective on                 , 2023 (the “Effective Date”). This Plan applies to the Company’s Chief Executive Officer (the “CEO”) and those executive employees of the Company designed as “Executives” on Schedule I attached hereto (each, an “Executive”). Schedule I may be modified by the Committee (as defined below) from time to time without the need for a formal amendment to this Plan, in which case an updated Schedule I shall be attached hereto. For purposes of this Plan, all references to the Company shall include the Company’s affiliates and subsidiaries unless the context otherwise requires.

RECITALS

It is expected that the Company from time to time shall consider the possibility of restructuring within the Company or an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a restructuring or Change in Control of the Company.

The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment and to motivate the Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders.

The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment, including following a Change in Control. These benefits shall provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive and his or her dependents with certain severance benefits upon the Executive’s termination of employment due to death or disability. These benefits shall provide the Executive and his or her dependents with financial assistance in a time of need.

Certain capitalized terms used in this Plan are defined in Section 5 below.

PLAN

1. Plan Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have the authority to amend, terminate and interpret this Plan, select and designate executive employees of the Company to participate in this Plan, and to make any and all other determinations necessary or advisable for the administration of this Plan. For the avoidance of doubt, the Committee shall have the authority to amend or terminate this Plan at any time and for any reason; provided, however, that, except as otherwise permitted by this Plan or as required to comply with any applicable law, regulation or rule, the termination of this Plan, or any amendment thereof, shall not have a material adverse effect on the Executive’s benefits under this Plan without the Executive’s consent. All determinations and interpretations of the Committee shall be final, binding, and conclusive as to all persons. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.

2. Term of Plan. This Plan shall have an initial term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term, this Plan shall automatically renew for successive additional terms of three (3) years (each, an “Additional Term”) on the same terms and conditions, unless this Plan is either terminated or amended by the Committee in its sole discretion at the end of the Initial Term or an Additional Term, in which case this Plan shall either terminate at the end of the applicable term or continue under the new terms approved by the Committee. Notwithstanding the foregoing provisions, if a Change in Control occurs when there are fewer than twelve (12) months remaining in the Initial Term or an Additional Term, as applicable, then such Initial Term or Additional Term, as applicable, shall extend automatically through the date that is twelve (12) months following the Change in Control. If the Executive becomes entitled to benefits under Section 4 during the term of this Plan, this Plan shall not terminate with respect to such Executive until all of the obligations of the parties hereto with respect to this Plan have been satisfied.

3. At-Will Employment. The Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without cause or notice. This Plan does not create any right to continued employment. Further, the Executive’s job performance or promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.

4. Severance and Termination.

(a) Involuntary Termination. If the Executive’s employment with the Company is terminated (i) by the Executive with Good Reason, (ii) by the Company without Cause or (iii) due to the Executive’s death or the Executive becoming Disabled, and (x) the Executive (or the Executive’s estate or representative, as applicable) signs and does not revoke (if applicable) a separation and release agreement, substantially in the form attached hereto as Exhibit A (as modified to reflect applicable law and circumstances and with any other modifications as mutually agreed to by the Company and the Executive) (the “Separation and Release Agreement”), and (y) the Executive complies with the restrictive covenants and contractual obligations applicable to the Executive, including but not limited to the Proprietary Information, Invention Assignment, and Arbitration Agreement(s), then the Executive shall be entitled to the following:

(i) the Company shall continue to pay the Executive’s then current base salary (less applicable payroll deductions), in equal installments for a period of (A) eighteen (18) months (for the Executive who is the CEO) or (B) twelve (12) months (for the Executive who is not the CEO) (such period, the “Severance Period”) following the Executive’s termination of employment, in accordance with the Company’s regular payroll practices; provided that any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(ii) if the Executive elects to continue health insurance coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive and the Executive’s eligible dependents, then during the Severance Period , so long as the Executive is paying COBRA premiums during such period, the Company agrees to directly pay to the carrier on the Executive’s behalf a monthly payment equal to the amount that was paid by the Company for such coverage as of the date of the Executive’s termination and any increases in such premiums during such period that may be required to maintain the same level of coverage. The Executive shall be responsible for filing any necessary paperwork for COBRA coverage and for payment of all premiums, including providing evidence for such payment of premiums as requested by the Company.

In addition, the Executive (or the Executive’s estate or representative, as applicable) shall be entitled to receive the Accrued Compensation.

(b) Involuntary Termination for Cause or Voluntary Resignation without Good Reason. If the Company terminates the Executive’s employment with the Company for Cause or the Executive resigns without Good Reason, then the Executive shall (i) receive the Executive’s Accrued Compensation, and (ii) not be entitled to any other compensation or benefits from the Company except as may be required by applicable law. No other compensation or benefits shall be paid or provided to the Executive under this Plan on account of a termination for Cause or a resignation without Good Reason, or for periods following the date when such a termination of employment is effective.

(c) Change in Control Benefits. If the Executive’s employment with the Company is terminated (i)(A) by the Executive with Good Reason, (B) by the Company without Cause or (C) due to the Executive’s death or the Executive becoming Disabled, and (ii) such termination occurs within twelve (12) months after a Change in Control, then provided (x) the Executive (or the Executive’s estate or representative, as applicable) signs and does not revoke (if applicable) the Separation and Release Agreement, and (y) the Executive complies with the restrictive covenants and contractual obligations applicable to the Executive, including but not limited to the Proprietary Information, Invention Assignment, and Arbitration Agreement(s), then the Executive shall be entitled to the following:

(i) the Company shall continue to pay an amount equal to the sum of (A) the Executive’s then current base salary plus (B) the Executive’s then current target annual bonus, less applicable payroll deductions, in equal installments during the Severance Period, in accordance with the Company’s regular payroll practices; provided that any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(ii) if the Executive elects to continue health insurance coverage under COBRA for the Executive and the Executive’s eligible dependents, then during the Severance Period, so long as the Executive is paying COBRA premiums during such period, the Company shall pay the Executive a monthly payment as a reimbursement equal to the amount that was paid by the Company for such coverage as of the date of the Executive’s termination and any increases in such premiums during such period that may be required to maintain the same level of coverage. The Executive shall be responsible for filing any necessary paperwork for COBRA coverage and for payment of all premiums, including providing evidence for such payment of premiums as requested by the Company; and

(iii) all of the Executive’s outstanding Company equity compensation awards (including, but not limited to, stock options, stock appreciation rights, restricted stock or restricted stock units) shall immediately vest in full, with post-termination exercisability as specified in the applicable equity award agreement.

In addition, the Executive (or the Executive’s estate or representative, as applicable) shall be entitled to receive the Accrued Compensation. For purposes of clarity, if this Section 4(c) applies, the Executive shall not also receive benefits under Section 4(a).

5. Definitions.

(a) Accrued Compensation. For purposes of this Plan, “Accrued Compensation” means (i) the Executive’s base salary earned but unpaid through the date of termination of employment, which such base salary shall be paid in accordance with applicable law, (ii) any unpaid vacation accrued through the date of termination of employment, which such vacation shall be paid in accordance with applicable law and (iii) all expense reimbursements and any other vested benefits due to the Executive through the date of termination of employment in accordance applicable law and with Company plans and policies applicable to the Executive, which such benefits are to be provided in accordance with the terms of applicable law and/or the applicable employee benefit plan or policy.

(b) Cause. For purposes of this Plan, “Cause” means the occurrence of any of the following:

(i) a material breach by the Executive of his or her employment agreement or similar agreement with the Company Group;

(ii) a material violation by the Executive of a federal or state law or regulation applicable to the business of the Company Group that has a material adverse effect on the Company;

(iii) the Executive’s misappropriation or embezzlement of Company Group funds or property or an act of fraud upon the Company Group made by the Executive;

(iv) the Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, or crime constituting a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude;

(v) the willful failure by the Executive to perform his or her material duties for the Company Group;

(vi) repeated and continuous failure to perform the Executive’s duties to the satisfaction of the Board in its good faith determination;

(vii) the Executive’s breach of the Executive’s fiduciary duties to the Company Group;

(viii) a willful violation of a written Company Group policy, the violation of which is stated in such policy to be grounds for termination, or lawful directive of the Board;

(ix) conduct which violates applicable law or the policies of the Company Group with respect to non-discrimination, workplace harassment or similar protections of workers in the workplace;

(x) an act by the Executive which constitutes gross misconduct and which is materially and demonstrably injurious to the Company Group; or

(xi) the Executive’s commission of any act, occurring or coming to light during Executive’s employment with the Company Group, that brings the Executive into public contempt or ridicule or that the CEO and the Board reasonably judge to be likely to injure the operations or reputation of the Company Group or the Company Group’s employees or reputation, with the Executive accorded an opportunity to respond in writing or in person, at the Executive’s option, to the CEO and the Board prior to the termination of the Agreement; provided that, if the Executive subject to this Section 5(b)(xi) is the CEO, the CEO’s judgement shall not be taken into account when evaluating such act, occurring or coming to light.

No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company Group’s best interests.

Notwithstanding the foregoing, Cause shall not exist with respect to Section 5(b)(iv), Section 5(b)(v), Section 5(b)(vi) or Section 5(b)(vii) until and unless the Executive fails to cure such breach, neglect or misconduct (if such breach, neglect or misconduct is capable of cure) within ten (10) days after written notice from the Board. If the Executive’s employment ends for any reason other than discharge by the Company for Cause, but at a time when the Company had Cause to terminate the Executive’s employment (or would have had Cause if it knew all of the relevant facts), the Executive’s termination shall be treated as a discharge by the Company for Cause.

(c) Change in Control. For purposes of this Plan, “Change in Control” means the occurrence of any of the following events:

(i)	a change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)

Were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii)

any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii)

the consummation of a merger or consolidation of the Company or a subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv)	the sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection 5(c)(i)(A) above, the term “look-back date” means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection 5(c)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the shares of Company common stock, and (3) the Company or any subsidiary of the Company.

Any other provision of this Section 5(c) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that shall be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public or on account of any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(d) Company Group. For purposes of this Plan, “Company Group” means the Company and its subsidiaries.

(e) Disabled. For purposes of this Plan, “Disabled” means any permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive shall be considered Disabled for purposes of this Plan if the Executive is approved for long-term disability benefits under a plan or program maintained by the Company.

(f) Exchange Act. For purposes of this Plan, “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g) Good Reason. For purposes of this Plan, “Good Reason” means, without the prior written consent of the Executive, (i) a material diminution in the Executive’s base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the Company, (ii) a material diminution in the Executive’s duties, responsibilities or title or (iii) a change of more than 50 miles in the geographic location at which the Executive provides services to the Company (provided, however, that a relocation by Executive of his or her home office to more than fifty (50) miles from the Executive’s home office on the date the Executive becomes a participant in this Plan shall not give rise to Good Reason). Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Executive gives the Company written notice within thirty (30) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying in reasonable detail the circumstances which the Executive believes constitutes the basis for Good Reason. If the Company fails to cure such circumstances, if curable, within sixty (60) days after receipt of such notice, the Executive must terminate his or her employment for Good Reason within thirty (30) days following the expiration of such sixty (60)-day cure period.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive (x) constitute “parachute payments” within the meaning of Section 280G of Code and (y) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits and other payments under Section 4(c) shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits and other payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits and other payments, notwithstanding that all or some portion of such severance benefits and other payments may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” as defined in Section 280G of the Code, is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following manner:

(i) the payments and benefits which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and

(ii) all other payments and benefits shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. Section 409A. Notwithstanding anything to the contrary in this Plan, if the Company determines that the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) at the time of the Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such benefits shall be delayed until the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s termination of employment but prior to the six (6)-month anniversary of the Executive’s termination of employment, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits payable under this Plan shall be considered due or payable until and unless the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements payable pursuant to this Plan are subject to Section 409A, any such reimbursements payable to the Executive pursuant to this Plan shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement under this Plan shall not be subject to liquidation or exchange for another benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of this Plan’s benefits shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right to amend this Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Executive under this Plan.

Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Plan that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.

8.    Release of Claims. The receipt of any payments and benefits pursuant to this Plan is subject to the Executive signing and not revoking (if applicable) the Separation and Release Agreement; provided that the Separation and Release Agreement is effective within sixty (60) days following the Executive’s termination of employment (the “Release Deadline”). No severance shall be paid or provided until the Separation and Release Agreement becomes effective. If the Separation and Release Agreement is not effective by the Release Deadline, the Executive forfeits the Executive’s right to any severance under this Plan. Severance payments shall commence or be paid, as applicable, on or before the sixtieth (60th) day following the date of the Executive’s termination of employment, or, if later, such time as required by Section 7. In the event the Executive’s termination of employment occurs at a time during the calendar year where it would be possible for the Separation and Release Agreement to become effective in the calendar year following the calendar year in which the Executive’s termination of employment occurs, then any severance shall be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination of employment occurs, or such later time as required by (a) the payment schedule applicable to each payment or benefit, (b) the date the Separation and Release Agreement becomes effective, or (c) the time required by Section 7 of this Plan.

9. Successors.

(a) Companv’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Plan by operation of law.

(b) Executive’s Successors. The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given as follows (a) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Plan and (ii) the sender of such email does not receive a written notification of delivery failure, (b) if sent by a well-established commercial overnight service, on the date of delivery, or, if earlier, one (1) day after being sent, (c) if sent by registered or certified mail, three (3) days after being mailed, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Interactive Strength, Inc.
1005 Congress Avenue, Suite 925
Austin, Texas 78701
Attention:
Email:

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

11. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

(b) Entire Agreement. This Plan reflects the entire agreement regarding the terms and conditions of the Executive’s entitlement to receive severance pay or benefits from the Company. Accordingly, it supersedes and completely replaces any and all prior or contemporaneous agreements or understandings, written or oral, pertaining to the Executive’s entitlement to receive severance pay or benefits from the Company (including, without limitation, the Executive’s offer letter agreement). Notwithstanding any provision of this Plan to the contrary, to the extent that the Executive is entitled to any period of paid notice under Federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act of 1988, the benefits and amounts payable under this Plan shall be reduced (but not below zero) by the base pay received by the Executive during the period of such paid notice.

(c) Headings. All captions and section headings used in this Plan are for convenient reference only and do not form a part of this Plan.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Withholding. All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.

(f) Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of New York, without preference to principles of conflict of law.

(g) Survival. Those provisions and obligations of this Plan which are intended to survive shall survive notwithstanding termination of the Executive’s employment with the Company or any of its affiliates or subsidiaries or the termination of this Plan.

(h) No Effect on Other Benefits. Benefits under this Plan, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies or agreements, except to the extent expressly provided therein or herein.

(i) ERISA. This Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, applicable to such an arrangement shall be applicable to this Plan.

To record the adoption of this Plan by the Board, the Company has caused its authorized officer to execute the same.

INTERACTIVE STRENGTH INC.

By:

Name:
Title:

SCHEDULE I

“Executives”

As of the Effective Date, the following executive employees of the Company are “Executives” for purposes of the Plan:

Name	Title
Trent Ward	Chief Executive Officer and Co-Founder

Deepak Mulchandani	Chief Technology Officer

Ben Bartlett	President and Co-Founder

I-1

EXHIBIT A

Form of Separation and Release Agreement

A-1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is made by and between EMPLOYEE NAME (“Executive”) and Interactive Strength Inc., a Delaware corporation (the “Company”), pursuant to the Company’s Executive Severance Plan (the “Plan”). If there is a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will govern. Executive and the Company may be referred to collectively herein as “Parties” or individually herein as “Party.” [IF 40 OR OVER: This Agreement will become effective on the eighth day after Executive has executed this Agreement, if the revocation period set forth at the end of this Agreement has expired without revocation (the “Effective Date”).] [IF UNDER 40: This Agreement will become effective on the date that Executive returns this Agreement, executed by Executive, to the Company (the “Effective Date”).]

WHEREAS, Executive is currently employed by the Company;

WHEREAS, Executive’s last day of employment with the Company will be DATE (the “Separation Date”);

WHEREAS, Executive is being offered this Agreement pursuant to the Plan;

WHEREAS, Executive executed a [FOR CALIFORNIA EMPLOYEES: Proprietary Information, Invention Assignment with the Company, dated DATE (the “PIIA”); and an Arbitration Agreement with the Company, dated DATE (the “Arbitration Agreement”)] [FOR ALL OTHER EMPLOYEES: Proprietary Information, Inventions Assignment, and Restrictive Covenants Agreement with the Company, dated DATE (the “PIIA”)]; and

WHEREAS, the Parties wish to resolve all outstanding claims and disputes between them in an amicable manner.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the Parties acknowledge, it is agreed as follows:

1.    Final Pay/Accrued Compensation. [FOR CALIFORNIA EMPLOYEES: On the Separation Date, the Company paid to Executive all Accrued Compensation (as defined in the Plan). Executive acknowledges that, as of the Separation Date, Executive has been paid for all wages or other compensation owed by the Company through the Separation Date and all reimbursable business expenses. The Parties as such acknowledge and agree that California Labor Code section 206.5 is not applicable to the Parties, which section provides in pertinent part that “[a]n employer shall not require the execution of any release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.”] [FOR ALL OTHER EMPLOYEES: The Company will pay to Executive all Accrued Compensation (as defined in the Plan) by [DATE1].]

2.    Severance Benefits. In consideration for Executive’s promises in this Agreement, provided that Executive complies with (i) Executive’s confidentiality and non-disparagement obligations set forth in Sections 10 - 12 below, (ii) Executive’s obligations in the PIIA; and (iii) all the other terms of this Agreement, Executive will be provided with the payments and benefits in accordance with, and subject to the terms of, Section [4(a)]2[4(c)]3 of the Plan (the “Severance Benefits”). Subject to any payment schedule set forth in the Plan, [IF 40 OR OVER: no Severance Benefits will be paid or provided pursuant to this Agreement until after the expiration of the revocation period referenced in Section 21, and then only if this Agreement has not been revoked and remains in full force and effect.] [IF UNDER 40: no Severance Benefits will be paid or provided pursuant to this Agreement until after the Effective Date of this Agreement, and then only if this Agreement remains in full force and effect.] Executive agrees that Severance Benefits in this Section 2 exceed what Executive would otherwise be entitled to but for Executive’s promises in this Agreement.

3.    No Other Compensation or Benefits. The Parties agree that the Severance Benefits in Section 2 are in full, final and complete settlement of all claims Executive may

[1]	Payment date to be inserted based upon applicable state law (e.g., in New York state, an employer must pay all unpaid wages by the next scheduled payday).
[2]	Insert for a termination not in connection with a Change in Control.
[3]	Insert for a termination in connection with a Change in Control.

have against the Company, its past and present parents, subsidiaries, affiliates, divisions, officers, directors, members, owners, shareholders, employees, attorneys, and agents, and each of their respective affiliates, officers, directors, members, owners, shareholders, employees, attorneys, and agents (collectively, “Releasees”).

4.    No Admission of Liability. Nothing in this Agreement shall be construed as an admission of liability by the Releasees, and the Company specifically disclaims any liability to or wrongful treatment of Executive on the part of the Releasees.

5.    No Complaints or Charges. Executive represents that Executive has not filed any complaints or charges against the Company or any of the other Releasees with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that Executive will not seek to recover damages or other monies on any claim released in this Agreement.

6.    No Litigation. Executive agrees that Executive will not solicit or encourage any of the Company’s employees to litigate claims or file administrative charges against the Releasees. Nothing in this Agreement is intended to restrict Executive from providing testimony or documents pursuant to a lawful subpoena or other compulsory legal process, from providing truthful information upon lawful request in connection with a governmental investigation or legal proceeding that has been independently initiated by another individual or governmental body, in which case Executive agrees to notify the Company immediately so that it has the opportunity to contest same, or from submitting original information pursuant to Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”).

7.    Release. Executive covenants not to sue, and fully and forever releases and discharges Releasees from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, asserted or unasserted (“Claims”), including but not limited to Claims arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment. This release includes but is not limited to Claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.

section 1981, the Age Discrimination in Employment Act, as amended, the Equal Pay Act, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the New York State Labor Law, the New York State and New York City Human Rights Laws, all federal or state or local “whistleblower” statutes, any known or unknown claims under any other federal, state or local statute, code, regulation or ordinance, Claims for wrongful termination, Claims for attorneys’ fees or costs, and any and all Claims in contract, tort, or premised on any other legal theory. [FOR CALIFORNIA EMPLOYEES: Executive acknowledges that Executive has been paid in full all compensation owed to Executive by the Company as a result of Executive’s employment, as of the date of execution of this Agreement.] [FOR ALL OTHER EMPLOYEES: In addition, except for salary and benefits earned and accrued for the current payroll cycle but unpaid as of the date that Executive executes this Agreement, Executive acknowledges and agrees that, as of the date that Executive executes this Agreement, Executive has been paid in full all compensation owed to Executive by the Company as a result of Executive’s employment.] Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver or release by Executive of (a) any rights or Claims arising after the date Executive executes this Agreement, (b) Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Exchange Act, (c) Executive’s right to receive the Accrued Compensation and the Severance Benefits, (d) indemnification rights which Executive may have from the Company or any affiliate, or (e) any rights or Claims arising under or preserved by this Agreement. In addition, this release does not cover any Claims that cannot be waived at law, and Executive is not releasing herein any rights to file a charge with the Equal Employment Opportunity Commission or any other governmental administrative agency, such as the New York City Office of Human Rights, the California Department of Fair Employment and Housing, or any other state or local administrative agency. Executive is, however, waiving any right to reinstatement should the Equal Employment Opportunity Commission or any other governmental administrative agency pursue any Claims on Executive’s behalf and any right to recover any type of personal relief from the Company, and will remit any individual monetary recovery resulting from any complaint or charges brought against any the Company or any other Releasee on Executive’s behalf before any governmental agency.

8.    Unknown Claims. Except as provided in Section 7 above, Executive understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present. [FOR CALIFORNIA EMPLOYEES: In addition, Executive understands and agrees that any and all rights granted to Executive under Section 1542 of the California Civil Code and/or any analogous federal or state law or regulation are hereby expressly waived. Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”]

Notwithstanding any provisions of this Agreement to the contrary, Executive does not waive any right or release any claim against the Company which claim or right arises from the Company’s failing to perform its undertakings as set forth in this Agreement.

9.    Covenant Not to Sue. Executive, on behalf of Executive, and Executive’s heirs, representatives, and assigns, agrees and covenants not to commence, maintain or prosecute any action or proceeding of any kind against Releasees based on any of the Claims waived and released in Section 7. Notwithstanding the foregoing, this covenant not to sue does not preclude Executive from enforcing or challenging this Agreement or filing an action in civil court or a charge before a governmental administrative agency under any statute that prohibits such a covenant not to sue.

10.    No Assertion. Executive represents that Executive is unaware of any claim that Executive may have or could assert against Releasees that has not been released by this Agreement, and that Executive has not assigned, transferred or conveyed any claim(s) released by this Agreement.

11.    Confidentiality, Return of Property, and Restrictive Covenants.

(a)    Executive acknowledges that all confidential information regarding the business of the Company and its affiliates (collectively, the “Company Group”) compiled, created or obtained by, or furnished to, Executive during the course of or in connection with Executive’s employment with the Company is the Company’s exclusive property. Executive further agrees that Executive will not, directly or indirectly, use or disclose either such confidential information or the confidential information of third parties to which Executive had access by virtue of Executive’s employment with the Company, and will comply with all terms of the PIIA. Executive represents that Executive has not given or disclosed such information to any third party except as required in the performance of Executive’s duties for the Company.

(b)    Upon or before the Separation Date, Executive will return to the Company all originals and copies of any material containing confidential information. Executive will also return to the Company upon or before the Separation Date any other items in Executive’s possession, custody or control that are the property of the Company Group, including, but not limited to, files, telephones, handheld devices, computers, credit cards, identification card, flash drives, passwords and office keys. Executive acknowledges that all files, documents, communications and content created, located and/or stored on the Company Group’s computers, computer systems, telephones, handheld devices and/or website are the property of the Company, and Executive agrees not to copy, transfer, alter, remove or delete any such files, documents, communications or content.

(c)    Executive represents that Executive has not deleted, destroyed, or removed from the Company’s premises or electronic technology systems any Company Group property (including the work product of Executive) or confidential information since being provided this Agreement for consideration, and that Executive will not do so unless expressly directed to do so by the Company. In addition, Executive represents that Executive has not deleted, destroyed, or removed from the Company Group’s premises or electronic technology systems any Company Group property (including the work product of Executive) or confidential information prior to being provided this Agreement for consideration, except in the performance of Executive’s duties for the Company.

(d)    Executive acknowledges and reaffirms in its entirety the PIIA, including Executive’s confidentiality and non-solicitation obligations. Nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Executive pursuant to the PIIA that by the terms of the PIIA continues after the termination of Executive’s employment.

(e)     Executive acknowledges and the Company agrees that Executive may disclose confidential information in confidence directly or indirectly to federal, state or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Executive may also disclose confidential information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of confidential information that are expressly allowed by 18 U.S.C. § 1833(b).

12.    Non-Disclosure of Agreement. Executive agrees that Executive will treat the existence and terms of this Agreement as confidential and will not discuss this Agreement with anyone other than: (a) Executive’s counsel or tax advisor as necessary to secure their professional advice, (b) Executive’s spouse, or (c) as may be required by applicable law, and Executive will, in so doing, advise those individuals of the need to treat the existence and terms of this Agreement confidential.

13.    Non-Disparagement. Executive agrees to refrain from making any disparaging or unfavorable comments, in writing or orally, about the Releasees, or their operations, policies, or procedures. Nothing in this Agreement is intended to restrict Executive from testifying truthfully in any action or proceeding in which Executive has been subpoenaed to appear or ordered to produce documents or from responding truthfully to other compulsory legal process or from providing truthful information as otherwise required by law; provided, however, that Executive shall notify the Company immediately of Executive’s receipt of any subpoena or order to produce documents relating to the Company Group or any of its current or former partners or employees, so that they may have the opportunity to contest same.

14.    Cooperation. Executive agrees to cooperate fully with the Company in connection with any internal or external investigation or the defense of any formal or informal claim or demand asserted against the Company Group, its employees, or officers or directors, and as to which Executive has, or may have, knowledge, by voluntarily providing truthful and full information. Such cooperation will occur during normal business hours, and the Company will reimburse Executive for reasonable, pre-approved documented expenses incurred in connection with this cooperation.

15.    Entire Agreement; Amendment. Executive agrees that Executive’s compliance with, and agreement to, Sections 5 through 14 of this Agreement is material to this Agreement and that, in the event of any material breach of Executive’s obligations under any of those Sections, or Executive’s failure to perform pursuant to those Sections, the Company shall be entitled to withhold or recover all but $200.00 of the Severance Benefits paid or payable to Executive under Section 2 of this Agreement, including, for the avoidance of doubt, any equity compensation awards that may be subject to accelerated vesting pursuant to Section 2 of this Agreement, which Executive agrees shall constitute sufficient and adequate consideration for Executive’s promises in this Agreement, including without limitation Executive’s undertakings pursuant to Section 7 of this Agreement. Notwithstanding the foregoing, nothing in this Section 15 should be read to limit the Company’s rights to collect damages in excess of the monies collected or repaid under this Section 15 or to limit the Company’s right to seek appropriate equitable relief.

16.    Successors and Assigns. This Agreement shall be binding on the Company and Executive and upon their respective heirs, representatives, successors and assigns, and shall run to the benefit of the Releasees.

17.    Entire Agreement; Amendment. This Agreement sets forth the entire agreement between Executive and the Company, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter, except the Plan remains in full force and effect and Executive continues to be bound by Executive’s contractual obligations in the PIIA, referenced in Section 11 above. This Agreement may only be modified by written agreement signed by both Parties for that express purpose.

18.    Severability. The Company and Executive agree that, in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

19.    Governing Law; Binding Arbitration. This Agreement in all respects shall be interpreted and entered under the laws of the [FOR ALL EMPLOYEES OUTSIDE OF CALIFORNIA: State of New York] [FOR CALIFORNIA EMPLOYEES: State of California] unless applicable law requires otherwise. The language of all parts of this Agreement in all cases shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. Any and all disputes arising out of or related to Executive’s employment with the Company, the termination of that employment, or this Agreement shall be arbitrated pursuant to the [FOR ALL EMPLOYEES OUTSIDE OF CALIFORNIA: PIIA] [FOR CALIFORNIA EMPLOYEES: Arbitration Agreement] between the Parties.

20.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

21.    Consultation. Executive acknowledges that Executive has been advised to consult with an attorney of Executive’s choice with regard to this Agreement. Executive hereby acknowledges that Executive understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by Executive. Executive represents and acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by the Company to influence Executive to sign this Agreement except such statements as are expressly set forth herein, and that Executive has executed this Agreement voluntarily.

22.    [IF 40 OR OVER: Revocation. Executive acknowledges that Executive has been given at least twenty-one (21) days to consider this Agreement and that Executive has seven (7) days from the date Executive executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable until after the seven (7)-day revocation period ends without revocation by Executive. Revocation can be made by delivery of a written notice of revocation to the Company’s VP of People and Culture, Marybeth Weiss (or such other individual in that position, as applicable) at 1005 Congress Avenue, Suite 925, Austin, Texas 78701, by midnight on or before the seventh (7th) calendar day after Executive signs this Agreement.]

[Signature Page Follows]

PLEASE READ CAREFULLY. THIS

AGREEMENT AND GENERAL RELEASE INCLUDES A

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated:

Executive Name

Dated:		INTERACTIVE STRENGTH INC.

By:
Name:
Its:

SIGNATURE PAGE TO

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE